Exhibit 10.2
     EMPLOYMENT SEVERANCE AGREEMENT (the “Agreement”), dated as of October 5, 2006, between Terra Industries Inc., a Maryland corporation (the “Company”), and [NAME] (the “Executive”).
          WHEREAS the Executive is currently employed by the Company;
          WHEREAS the Company acknowledges the importance of, and wishes to secure, the Executive’s continued services as contemplated in this Agreement, and considers such continued services essential to the best interests of its shareholders;
          WHEREAS the Company recognizes the importance of providing the Executive with reasonable protection against the risks of termination of employment in circumstances that are unrelated to a Change in Control in order to retain the Executive’s continued services, and therefore, the Company wishes to enter into this Agreement, which will replace and supersede the Executive Retention Agreement in its entirety, in order to address a termination of the Executive’s employment in circumstances that are both related to and unrelated to a Change in Control; and
          WHEREAS, pursuant to this Agreement, the Executive has agreed not to compete with the Company or solicit its employees or customers for a one-year period after his employment terminates and to provide other benefits to the Company to which the Company would not otherwise be entitled, all as described herein.
          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
          SECTION 1. Definitions.
     For purposes of this Agreement:
          (a) “280G Gross-Up Payment” shall have the meaning set forth in Section 5(a).
          (b) “Accounting Firm” shall have the meaning set forth in Section 5(b).
          (c) “Accrued Rights” shall have the meaning set forth in Section 4(a).

          (d) “Affiliate(s)” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          (e) “Base Salary” means the Executive’s per annum base salary in effect on the relevant date (without regard to any reduction during a CIC Period giving rise to Good Reason).
          (f) “Board” means the board of directors of the Company.
          (g) “Cause” shall have the meaning set forth in Section 4(b)(ii).
          (h) “Change in Control” means the occurrence of any of the following:
     (i) individuals who, as of the date of this Agreement, were members of the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose assumption of office after the date of this Agreement occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person, other than the Board;
     (ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) a sale or other disposition of all or substantially all the assets of the Company (a “Sale”), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of shares of the Company’s common stock or other securities eligible to vote for the election of the Board outstanding immediately prior to the consummation of such Reorganization or Sale (such securities, the “Company Voting Securities”) beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company or a Subsidiary), (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Entity or any corporation or other entity controlled by the Continuing Entity) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities of the Continuing Entity and (3) at least a majority of the members of the board of directors or other governing body of the Continuing Entity were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;
     (iii) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
     (iv) any Person, corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Subsidiary, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or (D) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change in Control for purposes of subparagraph (ii) of this Section 1(h).
          (i) “CIC Period” shall have the meaning set forth in Section 4(b)(iii).
          (j) “COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.
          (k) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
          (l) “Competitive Activity” shall have the meaning set forth in Section 6(a)(i).
          (m) “Confidential Information” shall have the meaning set forth in Section 7(b).
          (n) “Equity-Based Award” shall have the meaning set forth in Section 4(c)(iii).
          (o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

          (p) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax.
          (q) “Good Reason” shall have meaning set forth in Section 4(b)(iii).
          (r) “Non-CIC Period” shall have the meaning set forth in Section 4(b)(iii).
          (s) “Notice of Termination for Good Reason” shall have the meaning set forth in Section 4(b)(iii).
          (t) “Notification Date” shall have the meaning set forth in Section 2.
          (u) “Payment” means any payment, benefit or distribution (or combination thereof) by the Company, any of its Affiliates or any trust established by the Company or its Affiliates, to or for the benefit of the Executive, whether paid, payable, distributed, distributable or provided pursuant to this Agreement or otherwise, including any payment, benefit or other right that constitutes a “parachute payment” within the meaning of Section 280G of the Code.
          (v) “Permanent Disability” shall have the meaning set forth in Section 4(g)(ii).
          (w) “Person” means any individual, corporation, partnership, trust, association, limited liability company, joint venture, joint-stock company or any other entity or organization, including a government or governmental agency.
          (x) “Release Effective Date” means the date the release of claims described in Section 4(f) becomes effective and irrevocable.
          (y) “Restriction Period” shall have the meaning set forth in Section 6(a).
          (z) “Review Period” shall have the meaning set forth in Section 2.
          (aa) “Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.
          (bb) “Successor” shall have the meaning set forth in Section 14(c).
          (cc) Target Bonus” means the Executive’s target cash incentive annual bonus in effect on the relevant date (without regard to any reduction during a CIC Period giving rise to Good Reason).
          (dd) “Term” shall have the meaning set forth in Section 2.
          (ee) “Underpayment” shall have the meaning set forth in Section 5(b).

          SECTION 2. Effective Date; Term. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party and shall remain in effect until the third anniversary of the date it becomes effective (such period, including any extension thereof pursuant to the remainder of this Section 2, the “Term”); provided, however, that not later than 60 days prior to (a) the second anniversary of the effective date and (b) each anniversary thereafter (each, a “Notification Date”), the Company’s General Counsel, Vice President of Human Resources or another senior officer authorized to act on behalf of the Company shall deliver to the Board a written notice alerting the Board of the duration of the period that remains prior to the scheduled expiration of this Agreement. Prior to the end of the 60-day period that begins upon receipt of such notice (such period, the “Review Period”), the Board shall determine whether it wishes to extend this Agreement for an additional one-year period following the scheduled expiration date, and in the event that the Board does wish to so extend, it shall communicate such extension to the Executive in writing prior to the end of the Review Period. Unless the Board notifies the Executive of an extension prior to the end of the applicable Review Period, the Board shall be deemed to have decided not to extend this Agreement, and this Agreement shall expire on its scheduled expiration date (which shall be approximately one year following the end of the Review Period). Notwithstanding the foregoing, this Agreement shall not be terminated by the Company during any CIC Period.
          SECTION 3. Duties and Responsibilities. (a) During the period of the Executive’s employment with the Company, the Executive agrees to be employed and devote substantially all the Executive’s business time and attention to the Company and its Subsidiaries and Affiliates and the promotion of their interests and the performance of the Executive’s duties and responsibilities hereunder, upon the terms and conditions of this Agreement. During the period of the Executive’s employment with the Company, the Executive will conduct his duties in accordance with the Company’s policies, as in effect from time to time.
          (b) During the period of the Executive’s employment with the Company, the Executive shall not act in any capacity that is in conflict with the Executive’s duties and responsibilities hereunder, and shall not accept employment with, or provide services as a consultant or in any other capacity for, any Person or entity other than the Company and its Subsidiaries and Affiliates.
          SECTION 4. Termination of Employment; Compensation Upon Certain Termination Events. (a) Generally. The Executive’s employment may be terminated by the Executive or the Company at any time and for any reason; provided, however, that the Executive shall be required to give the Company at least 90 days’ advance written notice of any resignation of the Executive’s employment hereunder (other than for Good Reason). Except as otherwise expressly provided below in Sections 4(c), 4(d), 4(e) and 5, following any termination of the Executive’s employment, the obligations of the Company to pay or provide the Executive with compensation and benefits shall cease, and the Company shall have no further obligations to the Executive hereunder except (i) for payment of any unpaid Base Salary accrued through the date of termination of employment and for payment of any unreimbursed business expenses incurred through the date of termination of employment, (ii) as explicitly set forth in any other benefit plans, programs or arrangements in which the Executive participates and (iii) as otherwise expressly required by applicable law (the amounts described in clauses (i), (ii) and (iii) of this Section 4(a) being referred to herein as the “Accrued Rights”). Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, as of the date of such termination of employment, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of any Subsidiary) to the extent the Executive is then serving thereon.
          (b) Termination by the Company for Cause; Voluntary Resignation by the Executive without Good Reason. (i) If the Executive’s employment is terminated either by the Company for Cause or by resignation of the Executive without Good Reason, the Executive shall not be entitled to any compensation or benefits in addition to the Accrued Rights.
     (ii) For purposes of this Agreement, “Cause” means the occurrence of any of the following events or circumstances, except as provided below:
       (A) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive’s duties;
       (B) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or
       (C) the Executive’s willful and material breach of this Agreement, including, without limitation, Section 6 or 7.
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. All determinations relating to a termination of the Executive’s employment for “Cause” shall be made by the Company in its sole discretion.
     (iii) For purposes of this Agreement, “Good Reason” means (A) during the period prior to a Change in Control and during the period following the second anniversary thereof (each such period, a “Non-CIC Period”), the occurrence of any of the events or circumstances set forth in clauses (1) and (2) below and (B) during the two-year period following a Change in Control (the “CIC Period”), the occurrence of any of the events or circumstances set forth in clauses (1) through (8) below, in each such case during the Term, without the Executive’s express prior written consent and other than as a result of the Executive’s Permanent Disability:

          (1) the failure of the Company to pay the Executive any compensation when due (other than an inadvertent failure that is remedied within ten business days after receipt of notice thereof given by the Executive);
          (2) delivery by the Company or any Subsidiary of a notice to the Executive of the intent to terminate the Executive’s employment for any reason, other than for Cause or Permanent Disability, in each case in accordance with this Agreement, regardless of whether such termination is intended to become effective during or after the Term;
          (3) any reduction of the Executive’s Base Salary;
          (4) the change of the Executive’s principal place of employment to a location more than 25 miles from Executive’s principal place of employment immediately prior to the change;
          (5) any reduction in the Executive’s Target Bonus from the level in effect immediately prior to the Change in Control;
          (6) any diminution in the Executive’s titles, duties, responsibilities or status from the positions, duties, responsibilities or status existing immediately prior to the Change in Control;
          (7) the removal of the Executive from, or any failure to re-elect the Executive to, any of the offices the Executive held immediately prior to the Change in Control; or
          (8) any material reduction in Executive’s retirement, insurance or fringe benefits from the levels in effect immediately prior to the Change in Control.
A termination of employment by the Executive for Good Reason for purposes of this Agreement shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relied. The Company shall be entitled, during the 30-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to the Executive. Unless the parties agree otherwise, and provided that the Company fails to cure the circumstances that gave rise to Good Reason, a termination of employment by the Executive for Good Reason shall be effective on the 30th day following the termination of the Company’s right to cure, unless the notice sets forth a later date (which date shall in no event be later than 60 days after the notice is given); provided, however, that so long as an event that constitutes Good Reason occurs during the Non-CIC Period or the CIC Period, as applicable, and the Executive delivers the Notice of Termination for Good Reason at any time prior to the expiration of the Non-CIC Period or the CIC Period, for purposes of the payments, benefits and other entitlements set forth in Section 4(c) or 4(d), as applicable, and Section 4(e), the termination of the Executive’s employment pursuant thereto shall be deemed to be a resignation for Good Reason during the Non-CIC Period or the CIC Period. If the Company disputes the existence of Good Reason, the Company shall have the burden of proof to establish that Good Reason does not exist or that the circumstances that gave rise to Good Reason have been cured. If the Executive continues to provide services to the Company after one of the events giving rise to Good Reason has occurred, the Executive shall not be deemed to have consented to such event or to have waived the Executive’s right to terminate his employment at any time during the Term for Good Reason in connection with such event.
          (c) Termination During the Non-CIC Period by the Company Without Cause or by the Executive for Good Reason. (i) Subject to Section 4(f), if the Executive’s employment under this Agreement is terminated by the Company without Cause or the Executive terminates his employment hereunder for Good Reason, in each case during the Non-CIC Period (the effective date of such termination is hereafter referred to as the “Termination Date”), then, in addition to the Accrued Rights, the Executive shall be entitled to the payments and benefits provided in this Section 4(c) and Section 4(e). Notwithstanding any provision of this Agreement to the contrary, the Executive shall not be entitled to any payments or benefits under this Section 4(c) if he becomes entitled to any payments or benefits pursuant to the Section 4(d), and the Executive shall not become entitled to any payments or benefits pursuant to Section 4(d) if he becomes entitled to any payments or benefits pursuant to this Section 4(c).
     (ii) Severance Pay. The Company shall pay the Executive an amount equal to 1.5 times the sum of (A) the Executive’s current Base Salary plus (B) the Executive’s current Target Bonus, in a lump-sum payment payable on the tenth business day after the Release Effective Date.
     (iii) Equity-Based Awards. The treatment of all outstanding stock options, restricted shares, phantom shares, performance share awards and other equity-based awards (the “Equity-Based Awards”) held by the Executive as of the Termination Date shall be governed by the terms and conditions of the equity compensation plans and award agreements pursuant to which they were granted.
          (d) Termination During the CIC Period by the Company Without Cause or by the Executive for Good Reason. (i) Subject to Section 4(f), if the Executive’s employment under this Agreement is terminated by the Company without Cause or the Executive terminates his employment hereunder for Good Reason, in each case during the CIC Period, then, in addition to the Accrued Rights, the Executive shall be entitled to the payments and benefits provided in this Section 4(d) and Section 4(e).
     (ii) Severance Pay. The Company shall pay the Executive an amount equal to two times the sum of (A) the Executive’s current Base Salary plus (B) the Executive’s current Target Bonus, in a lump-sum payment payable on the tenth business day after the date the Release Effective Date.

     (iii) Equity-Based Awards. Notwithstanding anything to the contrary in any equity compensation plan or any award agreement thereunder and subject to Section 4(f), (A) all outstanding Equity-Based Awards held by the Executive as of the Termination Date that are subject to vesting based on the passage of time and without regard to attainment of performance criteria that are unvested shall become fully vested (and, if applicable, exercisable in full), and (B) all outstanding Equity-Based Awards then held by the Executive that are subject to performance-based vesting criteria shall become vested and earned (and, if applicable, immediately exercisable) at a deemed performance level equal to the target performance level with respect to such Equity-Based Awards. In addition, all outstanding Equity-Based Awards held by the Executive as of the Termination Date that are vested as of such date (including any Equity-Based Awards that become vested in accordance with clause (A) or (B) of the preceding sentence) shall remain outstanding, shall be settled and shall otherwise be treated in accordance with the terms and conditions of the equity compensation plans and award agreements pursuant to which they were granted.
     (iv) SERP Benefits. On the Termination Date, the Executive shall become vested in the benefits accrued by the Executive under the Terra Industries Inc. Excess Benefit Plan (the “SERP”) as of the Termination Date and shall become entitled to payment of benefits in accordance with the terms of the SERP, as in effect from time to time. For purposes of computing the Executive’s accrued benefits under the SERP, the Company shall credit the Executive with two (2) years of participation in the SERP and two (2) years of age in addition to the actual years of participation and age credited to the Executive under the SERP as of the Termination Date.
          (e) Termination During the Term by the Company Without Cause or by the Executive for Good Reason. (i) Subject to Section 4(f), if the Executive’s employment under this Agreement is terminated by the Company without Cause or the Executive terminates his employment hereunder for Good Reason, in each case during the Term (whether during the CIC Period or the Non-CIC Period), then, in addition to the Accrued Rights and the payments and benefits provided in Section 4(c) or 4(d), as applicable, the Executive shall be entitled to the benefits provided in this Section 4(e).
     (ii) Continued Welfare Benefits. Commencing on the Release Effective Date and for two years thereafter or, if earlier, the date on which the Executive becomes employed by a new employer, the Company shall, at its expense (subject to the Executive’s payment of the normal premium, if any, then in effect at the time of payment for employees generally), provide the Executive with medical and dental benefits at the level provided to the Company’s active employees during such period; provided, however, that if the Executive becomes employed by a new employer that maintains a major medical plan that either (A) does not cover the Executive with respect to a preexisting condition which was covered under the Company’s major medical plan, or (B) does not cover the Executive for a designated waiting period, the Executive’s coverage under the Company’s major medical plan shall continue (but shall be limited in the event of noncoverage due to a preexisting condition, to the preexisting condition itself) until the earlier of the end of the applicable period of noncoverage under the new employer’s plan or the second anniversary of the Release Effective Date. Nothing contained herein shall adversely affect the Executive’s rights under COBRA.
     (iii) Outplacement Counseling. From the period beginning on the Release Effective Date and ending on the earlier of the first anniversary thereof or the date on which the Executive becomes employed by a new employer, the Company shall make available to the Executive at the Company’s expense professional outplacement services provided by qualified consultants employed by the firm of Challenger, Gray & Associates or a comparable firm selected by the Company.
          (f) Release of Claims. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be obligated to make any payments or provide any of the benefits described in Sections 4(c), 4(d) and 4(e) and the Executive shall not be entitled to any accelerated vesting of outstanding Equity-Based Awards pursuant to Section 4(d)(iii) unless and until such time as the Executive has executed a waiver and release of claims substantially in the form of Exhibit A hereto and such release has become effective and irrevocable.
          (g) Termination on Account of Death or Permanent Disability. (i) The Executive’s employment hereunder shall terminate automatically upon the Executive’s death or Permanent Disability. In the event of a termination as a result of death or Permanent Disability, the Executive shall not be entitled to any additional payments from the Company, other than payments with respect to the Accrued Rights.
     (ii) For purposes of this Agreement, the Executive shall be deemed to have a “Permanent Disability” if (A) the Executive is incapacitated by a physical or mental condition, illness or injury that has prevented or is expected to prevent the Executive from being able to perform the essential duties of the Executive’s position under this Agreement in a satisfactory manner for an aggregate of 180 days in any consecutive 365-day period or (B) the Executive is accepted for long-term disability benefits under any long-term disability plan of the Company or any Subsidiary in which he is then participating. The Board shall determine, according to the facts then available, whether and when the Permanent Disability of the Executive has occurred. Such determination shall not be arbitrary or unreasonable and the Board will take into consideration the expert medical opinion of a physician mutually selected by the Company and the Executive after such physician has completed an examination of the Executive. The Executive agrees to make himself available for such examination upon the reasonable request of the Company.
          SECTION 5. Certain Additional Payments by the Company. (a) Notwithstanding anything in this Agreement to the contrary and except as set forth below, in the event it shall be determined that any Payment that is paid or payable during the Term would be subject to the Excise Tax, the Executive shall be entitled to receive an additional payment (a “280G Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Taxes imposed upon the 280G Gross-Up Payment, the Executive retains an amount of the 280G Gross-Up Payment equal to the Excise Tax imposed upon such Payments. The Company’s obligation to make 280G Gross-Up Payments under this Section 5(a) shall not be conditioned upon the Executive’s termination of employment and shall survive and apply after the Executive’s termination of employment.
          (b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5(b), including whether and when a 280G Gross-Up Payment is required, the amount of such 280G Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made in accordance with the terms of this Section 5(b) by a nationally recognized certified public accounting firm that shall be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. For purposes of determining the amount of any 280G Gross-Up Payment, the Executive shall be deemed to pay Federal income tax at the highest marginal rate applicable to individuals in the calendar year in which any such 280G Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest marginal rates applicable to individuals in the state or locality of the Executive’s residence or place of employment in the calendar year in which any such 280G Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes that can be obtained from deduction of state and local taxes, taking into account limitations applicable to individuals subject to Federal income tax at the highest marginal rate. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any 280G Gross-Up Payment, as determined pursuant to this Section 5(b), shall be paid by the Company to the Executive within 5 business days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of the Excise Tax, at the time of the initial determination by the Accounting Firm hereunder, it is possible that the amount of the 280G Gross-Up Payment determined by the Accounting Firm to be due to the Executive, consistent with the calculations required to be made hereunder, will be lower than the amount actually due (an “Underpayment”). In the event the Company exhausts its remedies pursuant to Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to the Executive within 5 business days of the receipt of the Accounting Firm’s determination.
          (c) The Executive shall notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a 280G Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. Failure to give timely notice shall not prejudice the Executive’s right to 280G Gross-Up Payments and rights of indemnity under this Section 5(c). The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional income taxes, interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest or penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that (A) if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance and (B) if such contest results in any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due, such extension must be limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the 280G Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of the 30-

day period after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of 280G Gross-Up Payment required to be paid.
          SECTION 6. Noncompetition and Nonsolicitation. (a) The Executive agrees that the Executive shall not, without the prior written consent of the Board, during the period the Executive is an employee of the Company and its Subsidiaries, and for a period of one year following termination of employment with the Company and its Subsidiaries (such periods, the “Restriction Period”), directly or indirectly (other than in the Executive’s capacity as an employee of the Company and its Subsidiaries):
     (i) engage in any activity or business, or establish any new business that is in competition with the Company or its Subsidiaries or Affiliates (such activity or business, a “Competitive Activity”), including (A) operating, attempting to operate or participating in the operation of a business relating to the production and marketing of nitrogen products; (B) soliciting or attempting to solicit any customer or client or prospective customer or client of the Company or any of its Subsidiaries or Affiliates (including, without limitation, actively sought prospective customers or clients), to purchase any goods or services of the type sold by the Company or any of its Subsidiaries or Affiliates from anyone other than the Company or its Subsidiaries or Affiliates; and (C) assisting any Person in any way to do, or attempt to do, anything prohibited by (A) or (B) above; or
     (ii) (A) solicit, recruit or hire, any person who is at such time, or who at any time during the six-month period prior to such solicitation or hiring had been, an employee of, or exclusive consultant then under contract with, the Company or its Subsidiaries or Affiliates, without the Company’s prior written consent; (B) solicit or encourage any employee of the Company or its Subsidiaries or Affiliates to leave the employment of the Company or its Subsidiaries or Affiliates; or (C) intentionally interfere with the relationship of the Company or any of its Subsidiaries or Affiliates with any Person or entity who or which is employed by or otherwise engaged to perform services for the Company or any such Subsidiary or Affiliate.
The Restriction Period shall be deemed automatically extended for a period equal to any period during which the Executive is in violation of the provisions of this Section 6(a).
          (b) Notwithstanding anything to the contrary contained in this Agreement, the Executive’s passive ownership of less than an aggregate of 2% of any class of stock of a Person engaged, directly or indirectly, in Competitive Activities will not be deemed to result in a breach of Section 6(a), provided that such stock is listed on a national securities exchange or is quoted on the National Market System of NASDAQ.
          (c) If a final and non-appealable judicial determination is made that any of the provisions of this Section 6 constitutes an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of this Section 6 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the greatest period and to the greatest extent that such court determines constitutes a reasonable restriction under the circumstances. Moreover, notwithstanding the fact that any provision of this Section 6 is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of the Executive’s breach of such provision.
          SECTION 7. Nondisclosure of Confidential Information. (a) The Company and the Executive agree that, during the course of the Executive’s employment with the Company, the Executive will have access to, and has gained and will gain knowledge with respect to, the Company’s Confidential Information (as defined below). The Executive agrees that the Executive will not (except as may be required by law), without the prior written consent of the Company during the period of the Executive’s employment with the Company and thereafter for so long as it remains Confidential Information, use or disclose, or knowingly permit any unauthorized Person to use, disclose or gain access to, any Confidential Information; provided, however, that the Executive may disclose Confidential Information to a Person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the Executive’s duties under this Agreement or as required by law or as ordered by a court, provided that in any such event, (i) the Executive shall promptly notify the Company in writing, and consult with and assist the Company (at the Company’s sole cost) in seeking a protective order or request for another appropriate remedy, (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, the Executive shall disclose only that portion of the Confidential Information which, in the written opinion of the Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to assure that confidential treatment shall be accorded to such Confidential Information by the receiving Person or entity and (iii) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.
          (b) For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company and its Subsidiaries and Affiliates, including, without limitation, all business information (whether or not in written form) which relates to the Company, its Subsidiaries or Affiliates, or their customers, suppliers or contractors or any other third parties in respect of which the Company or its Subsidiaries or Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of the Executive’s breach of this Agreement, including but not limited to technical information or reports; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to the Executive prior to the Executive’s involvement with the Company or its Subsidiaries or Affiliates or information rightfully obtained from a third party (other than pursuant to a breach by the Executive of this Agreement). Without limiting the foregoing, the Executive agrees to keep confidential the existence of, and any information concerning, any dispute between the Executive and the Company or its Subsidiaries and Affiliates, except that the Executive may disclose information concerning such dispute to the court that is considering such dispute or to the Executive’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).
          SECTION 8. Acknowledgments. (a) The Executive acknowledges that the Company and its Subsidiaries and Affiliates have expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships, relationships and goodwill and build an effective organization. The Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, goodwill, employee and customer relationships, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its customer and employee relationships. The Executive further acknowledges that the Company and its Subsidiaries and Affiliates are entitled to protect and preserve the going concern value of the Company to the extent permitted by law.
          (b) In light of the foregoing acknowledgments, the Executive agrees that the covenants contained in Sections 6 and 7 are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company, its Subsidiaries and Affiliates. The Executive further acknowledges that, although the Executive’s compliance with the covenants contained in Sections 6 and 7 may prevent the Executive from earning a livelihood in a business similar to the business of the Company, the Executive’s experience and capabilities are such that the Executive has other opportunities to earn a livelihood and adequate means of support for the Executive and the Executive’s dependents.
          SECTION 9. Remedies and Injunctive Relief. The Executive acknowledges that a violation by the Executive of any of the covenants contained in Sections 6 and 7 would cause irreparable damage to the Company, its Subsidiaries and Affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Sections 6 and 7 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of such rights shall be unrestricted.
          SECTION 10. Representations of the Executive. Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this

Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that, in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents that are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by the Executive’s attorney.
          SECTION 11. Cooperation. The Executive agrees that, upon reasonable notice and without the necessity of the Company’s obtaining a subpoena or court order, the Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company or any of its Subsidiaries or Affiliates, that relates to events occurring during the Executive’s employment with the Company as to which the Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that the Company shall reimburse the Executive for expenses reasonably incurred in connection with any such cooperation occurring after the termination of Executive’s employment and provided that any such cooperation occurring after the termination of the Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with the Executive’s business or personal affairs.
          SECTION 12. Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.
          SECTION 13. Section 409A of the Code. Except as specifically provided in Section 5, the Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Agreement (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes. It is intended that the provisions of this Agreement comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with Section 409A of the Code. In particular, if necessary to avoid imposition of penalties and additional taxes under Section 409A of the Code, notwithstanding the timing of payment provided in any other Section of this Agreement, the timing of any amounts payable pursuant to this Agreement shall be subject to a six-month delay in a manner consistent with Section 409A(a)(2)(B)(i) of the Code, and the Executive shall not be entitled to interest with respect to such six-month delay. Furthermore, notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty surrounding the proper application of Section 409A of the Code, the Company may make necessary amendments to this Agreement for the limited purpose of, and solely to the extent necessary to avoid imposition of penalties and additional taxes under, Section 409A of the Code.

          SECTION 14. Assignment. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.
          (b) Notwithstanding the foregoing Section 14(a), this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, should there be no such designee, to the Executive’s estate.
          (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” shall mean the Company as hereinbefore defined and any Successor and any permitted assignee to which this Agreement is assigned.
          SECTION 15. Dispute Resolution. (a) Except as otherwise specifically provided herein, the Executive and the Company each hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Northern District of Iowa (or, if subject matter jurisdiction in that court is not available, in any state court located within the city of Sioux City, Iowa) over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 15(a); provided, however, that nothing herein shall preclude the Company or the Executive from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 15 or enforcing any judgment obtained by the Company or the Executive.
          (b) The agreement of the parties to the forum described in Section 15(a) is independent of the law that may be applied in any suit, action or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection that they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 15(a), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 15(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

          (c) The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 21.
          (d) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 15(d).
          (e) Each party shall bear its own costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement.
          SECTION 16. Governing Law; Construction. This Agreement shall be deemed to be made in the State of Iowa, and the validity, interpretation, construction and performance of this Agreement in all respects shall be governed by the laws of the State of Iowa without regard to its principles of conflicts of law. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.
          SECTION 17. Amendment; No Waiver. Except as set forth in Section 13, no provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Executive and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement.
          SECTION 18. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
          SECTION 19. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. The Executive Retention Agreement and any other prior agreements of the parties hereto in respect of the subject matter contained herein are hereby terminated and canceled. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.
          SECTION 20. Survival. The rights and obligations of the parties under the provisions of this Agreement, including, without limitation, Sections 5, 6, 7, 11 and 15, shall survive and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of the Executive’s employment with the Company for any reason or any settlement of the financial rights and obligations arising from the Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.
          SECTION 21. Notices. All notices or other communications required or permitted by this Agreement will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Terra Industries Inc.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000

Attention: General Counsel
Fax: (712) 233-5586

If to the Executive:	[NAME]

Fax:

With a copy to:

Attention:
Fax:
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
          SECTION 22. Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.
          SECTION 23. Counterpart. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
          SECTION 24. Construction. For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean if.
[Signature Page Follows]

          IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

TERRA INDUSTRIES INC.,

by
Name:
Title:

EXECUTIVE,

[NAME]

EXHIBIT A
GENERAL RELEASE
          For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself, his heirs, executors, administrators and assigns, does hereby release and forever discharge Terra Industries Inc., a Maryland corporation (the “Company”), and its present and former officers, directors, executives, agents, employees, affiliated companies, subsidiaries, successors, predecessors and assigns (collectively the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown, which the undersigned now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the undersigned’s employment relationship with the Company, its subsidiaries, predecessors or affiliated entities, or the termination thereof, including without limitation, any claim for severance or vacation benefits, unpaid wages, salary or bonus, breach of contract, wrongful discharge, impairment of economic opportunity, intentional infliction of emotional harm or other tort or employment discrimination under any applicable Federal, state or local statute, provision, order or regulation including but not limited to, any claim under Title VII of the Civil Rights Act (“Title VII”), the Federal Age Discrimination in Employment Act (“ADEA”) and any similar or analogous state statute, excepting only (i) those obligations of the Company under that certain Employment Agreement between the Company and the undersigned effective October 5, 2006, 2006 (the “Employment Agreement”), pursuant to which this General Release is being executed and delivered, and (ii) any rights to indemnification the undersigned may have under applicable corporate law, the by-laws or certificate of incorporation of any Released Party or as an insured under any D & O or liability insurance policy now or previously in force.
          The undersigned understands that by releasing employment discrimination claims against the Released Parties, the undersigned also forever releases and discharges any rights he may have to file or recover in a lawsuit he may bring himself on the same claims and also any right that he may have to any relief that he might otherwise be entitled to as a result of any proceedings instituted by the Equal Employment Opportunity Commission or any other comparable enforcement authority or by the representative(s) of any class to which it is alleged the undersigned may belong.
          The undersigned acknowledges and agrees that neither the Employment Agreement nor this General Release is to be construed in any way as an admission of any liability whatsoever by any Released Party under Title VII, ADEA, or any other Federal or state statute or the principles of common law, any such liability having been expressly denied.

          The undersigned further declares and represents that he has carefully read and fully understands the terms of this General Release and the Employment Agreement, that he has been advised and had the opportunity to seek the advice and assistance of counsel with regard to this General Release and the Employment Agreement, that he may take up to and including twenty-one (21) days from receipt of this General Release, to consider whether to sign this General Release, that he may revoke this General Release within seven (7) calendar days after signing it by delivering to the Company, at its Sioux City, Iowa offices, written notification of revocation, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as his own free act.

Dated:	Signature:

[NAME]